UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Updated March 17, 2006
AT&T/BellSouth Merger Announcement
Investor Relations Q&A

Section 1: Merger Highlights & Benefits
1.	What are the Benefits of This deal?
•	The merger of AT&T and BellSouth combines two solid, very well-run companies with complementary strengths to create a more effective and efficient provider in the wireless, broadband, video, voice and data markets for consumers and businesses.

•	The merger will allow AT&T to flow benefits to customers by offering new products and services that are fully integrated over Cingular’s network, AT&T’s national and global networks and BellSouth’s fiber-rich local exchange and broadband networks.

•	By combining the companies’ three IP networks, the merged company will be better able to speed the convergence of services to the three screens of the wireless device, television and computer.

•	The merger will bring world-class enterprise service to our customers who require the reach and scale of a national network but still want to have the efficiency and security of dealing with their local service provider.
2.	Is this a merger or an acquisition?
•	AT&T is acquiring BellSouth. (A wholly-owned subsidiary of AT&T will merge with and into BellSouth, with BellSouth being the surviving corporation in the merger and becoming a wholly-owned subsidiary of AT&T.)
3.	How will my shares be exchanged?
•	Each outstanding BellSouth share will be exchanged for 1.325 AT&T shares (AT&T will issue approximately 2.4 billion new AT&T shares). After the Merger, BellSouth shareholders will own approximately 38% of the combined company and AT&T Shareholders will own approximately 62% of the combined company. Shareholders will also benefit from the tax-free facet of this transaction.
4.	Why isn’t there protection for a drop in AT&T’s share price?
•	There is no collar or readjustment of price because BellSouth has traded consistently with AT&T’s share price over the past 24 months.
5.	What was the premium over the share price?
•	Based on AT&T’s closing stock price on March 3, 2006, this exchange ratio equals $37.09 per BellSouth common share. This represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006 (the trading day prior to the announcement of the merger), and a total equity consideration currently valued at approximately $67.1 billion.

6.	How much BellSouth debt will be assumed by AT&T?
•	AT&T will assume approximately $22.3 billion in proportionate BellSouth debt net of cash on hand (BellSouth Net Debt = $16.8B, Proportional Share of Cingular Net Debt = $5.5B)
7.	What will be the dividend rate of the combined company? Will AT&T maintain its current quarterly dividend?
•	Each share of BellSouth stock, which currently pays an annual dividend of $1.16, will first be converted to 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share held today will effectively increase 52% to $1.76 post-merger.
8.	Why not a partial cash deal?
•	We considered that alternative. Given the benefits of the transaction and the opportunities provided by the resources of the combined companies, we believed our shareholders could participate in upside opportunity with nearly 38% ownership in the combined entity. The shareholders of the combined company will have the opportunity to participate in the upside of the synergies. Also as part of this deal AT&T’s board of directors has approved an expanded share repurchase authorization of 400 million shares through 2008, replacing the existing program. Per disclosed in the press release on March 5: AT&T expects to buy back at least $10 billion of its common shares over the next 22 months. It expects at least $2 billion in repurchases during 2006, consistent with its previous guidance, and an additional $8 billion in repurchases in 2007. This repurchase authorization is intended to approximate the share premium paid to BellSouth stockholders as part of this merger transaction. The timing and nature of these repurchases will depend on market conditions and applicable securities laws.
9.	Given the recent run up in the stock price, shouldn’t you have gotten more?
•	Based on AT&T’s closing stock price on March 3, 2006, the trading day prior to the announcement of the merger, this exchange ratio equals $37.09 per BellSouth common share. This represents a significant premium of 17.9 percent over BellSouth’s closing stock price on March 3, 2006, and a total equity consideration currently valued at approximately $67 billion. Furthermore, after the merger, BellSouth shareholders will own approximately 38% of the combined company and AT&T shareholders will own approximately 62% of the combined company. Also, as a result of this transaction, our shareholders will receive what essentially amounts to a 52% increase in their dividend.
•	It is also worth noting that BellSouth, AT&T and Verizon have all seen increases in their stock prices over the past several weeks.

10.	Will there be any change in the Cingular operational structure prior to closing the deal?
•	No, all parties will operate under business as usual conditions prior to the close of the deal.
11.	How is the waiting period going to be handled? Will the companies work closely together to plan the integration? Or will it be arms length?
•	We will keep the two businesses completely separate until closing has occurred.
12.	Can BellSouth entertain a competing bid?
•	We believe this agreement with AT&T provides significant strategic value and is the right opportunity for our customers, our shareholders and our employees.

•	The agreement, which is on file with the SEC, sets forth the provisions relating to possible 3rd party bids. We understand those provisions are standard.
Section 2: Terms of Agreement
13.	What are the key terms of the agreement?
•	See questions 1 thru 6 above.
14.	Any shareholder approvals required?
•	The transaction is subject to the approval of both BellSouth and AT&T shareholders.
•	BellSouth shareholders must approve the deal, while AT&T shareholders must approve the issuance of AT&T shares to BellSouth shareholders in connection with the deal.
15.	What are the walk-away provisions in the merger agreement?
•	There is a $1.7 billion break-up fee that is due upon the occurrence of certain specified conditions.
16.	Are there specific Material Adverse Change provisions?
•	There are normal and customary provisions for Regulatory and Operational Material Adverse Changes.
17.	Do you think it will be a tough sell to BellSouth shareholders?
•	No, we believe this agreement with AT&T provides significant strategic and financial value to our shareholders. This agreement is the right opportunity for our customers, our shareholders and our employees.
18.	When will the merger be finalized?
•	We expect closing within approximately 12 months from the date the agreement was signed.

19.	Until the merger has been finalized, what interim obligations does each company have?
•	The agreement contains the usual and customary operating covenants, and until the merger is closed, both companies will continue to operate independently.
Section 3: Strategic Rationale & Merger Background
20.	Who drove the deal? AT&T or BellSouth?
•	This deal was a mutual agreement by both parties.
21.	Is it fair to say that you pursued this merger because you became convinced that a stand-alone BellSouth would not survive in the long-term?
•	BellSouth is financially solid and our operational results have demonstrated strong management performance through ongoing changes in our industry delivering 7% growth in earnings-per-share in 2005. BellSouth operates in an attractive region with a growing economy. In 2005, 75% of our revenue streams grew year-over-year and we delivered industry leading wireline margins with continued improvement from Cingular. Our balance sheet and cash flow remain strong.
22.	Why now? Any regrets on not closing a deal with legacy T a few years ago?
•	We firmly believe this is the right opportunity for BellSouth. Our comments referenced the industry as a “world in progress”. In the past few years, there has been significant change and progress in the consumer choices, consumer demands, regulation, and technology. In today’s world of convergent services, the combination of traditional local and long distance carriers is a sensible approach to meet customer communications needs. Technology advancement provides significant opportunity for converged wireline and wireless services, and for new and better video services. This merger will be about further progress and change in the industry and we are excited about participating in that opportunity.
Section 4: Financial Issues
23.	Will this be accretive or dilutive to AT&T?
•	As disclosed in March 5, 2006 press release: AT&T expects the transaction to be adjusted earnings-per-share neutral in 2007 and have a positive impact on its adjusted earnings per share thereafter (adjusted earnings per share exclude all merger integration costs and non-cash expenses for amortization of intangibles).

24.	Can you quantify the savings that you’ll be able to achieve through synergies?
•	As disclosed in March 5, 2005 press release: There is an expected net present value of $18 billion in synergies resulting from a more than $2 billion annual run rate in synergies expected in 2008, growing to $3 billion in 2010.
25.	Do you think the quoted synergies are achievable?
•	Yes, during the due diligence process we worked together to identify synergy opportunities and we believe they are achievable.
•	The merger will allow the combined company to improve cost structure and generate benefits for the owners of the combined company and for customers.
26.	Can you detail some of the efficiencies and cost reduction opportunities?
•	Some examples of potential revenue and expense synergies:
   Revenue
•	Integrated wireless/wireline products and sales for Enterprise, small and medium business and consumer customers;

•	Expanded Enterprise opportunities in BellSouth’s region with the addition of AT&T’s product portfolio.
   Expense
•	Elimination of Organizational Duplication
•	Employee labor cost, contractor expense, and materials and supplies expense could be reduced across corporate and business functions that are also performed at AT&T.
•	Optimization of Network Operations, Transport, and Procurement
•	By standardizing network systems and eliminating labor redundancies costs could be reduced on network operations

•	Out of region network cost synergies

•	Consolidation of vendors and economies of scale would also significantly contribute to expense savings

•	Approximately half of the total cost savings are expected to be from network operations and IT, as facilities and operations are consolidated and traffic is moved to a single IP network
•	Advertising
•	BellSouth, AT&T, and Cingular collectively spent more than $2.3 billion on advertising in 2005. With the merger with AT&T, expense to brand both Cingular and BellSouth could be optimized and operations rolled into the single AT&T brand name.

•	By 2008, ~20% of the total synergies or ~$500 million are drawn from lower advertising costs.
27.	Will this allow capital expenditure synergies? Will BellSouth pull back on capital spending now in anticipation of the deal closing?
•	As disclosed on the March 6, 2005 conference call: Cap ex savings from the transaction are expected to reach a run rate of $400 to $500 million dollars in 2009.

•	The capital savings expected will come from ...
•	adopting the best from each company’s procurement contracts

•	rationalizing Cingular’s IP network, voice and transport facilities with those of our wireline business

•	and there are opportunities for savings with larger scale in IT data centers and support systems.
•	BellSouth will operate in a business as usual fashion until the deal closes. We will not change our plans to enhance our network by deploying incremental fiber and installations of ADSL2+ and VDSL2.0 technologies.
28.	What impact will it have on the credit rating of AT&T and BellSouth?
•	The combined companies will have a strong balance sheet and credit metrics. We do not anticipate any issues with credit rating agencies.
29.	What are the plans for Cingular’s existing debt and impact will this transaction have on Cingular’s credit rating?
•	You will need to direct that question to AT&T.
30.	How is the acquisition going to be accounted for?
•	You will need to direct that question to AT&T.
31.	Will BellSouth continue its share repurchase program or raise its dividend?
•	Per the agreement, BellSouth will only repurchase shares in connection with issuances under equity plans.

•	Also, per the agreement, BellSouth will not raise its dividend.
Section 5: Regulatory Approval Process
32.	What company approvals do you still have to go through?
•	The boards of directors of both companies have approved the transaction. In addition, BellSouth shareholders must approve the deal, while AT&T shareholders must approve the issuance of the new shares.

33.	What regulatory approvals and reviews do you have to go through and how long are they expected to take?
•	The DOJ, the FCC, a number of state agencies and a limited number of international agencies (AT&T required).

•	We expect the deal to close within approximately 12 months from the date the agreement was signed.
34.	What states will require approvals?
•	We expect reviews in at least five states in BellSouth’s region, namely Florida, Kentucky, Louisiana, Mississippi and North Carolina.

•	We may have to file in some of our out of region states due to the CLEC and Long Distance authority we have in those states. We are still evaluating exactly which out of region states would require filings.
35.	Why would only five states in BLS region require regulatory approval?
•	The laws addressing telecom mergers differ depending on the state. We believe that four states in our territory do not require a formal review of the merger.

•	We may have to file in some of our out of region states due to the CLEC and Long Distance authority we have in those states. We are still evaluating exactly which out of region states would require filings
36.	What conditions do you expect the federal government will demand? Do you think you will be forced to divest significant numbers of access lines?
•	There is intense and growing competition in the industry evidenced in part by the fact that both companies continue losing access lines to companies or technologies that didn’t even exist a few short years ago. Since the merger will not eliminate an actual competitor in any market segment and will promote competition and benefit customers, we do not expect that federal or state agencies will impose any conditions or require any divestitures of access lines or other assets.
37.	Do you think you might be required to divest some specific business customers as was required in the SBC/AT&T merger?
•	We don’t believe that there’s a substantial amount of overlap among facilities served, so we do not expect any such divestitures to be required.
38.	If the acquisition is not approved, what happens then?
•	While we believe this is the right opportunity for BellSouth, BellSouth has a performance record that demonstrates it can operate as a stand-alone entity. BellSouth is financially solid and our operational results have demonstrated strong management performance through ongoing changes in our industry delivering 7% growth in earnings-per-share in 2005. BellSouth operates in an attractive region with a growing economy. In 2005, 75% of our revenue streams grew year-over-year and we delivered industry leading wireline margins with continued improvement from Cingular. Our balance sheet and cash flow remain strong.

Section 6: Merger Integration Issues / Operational Issues
39.	How long do you expect integration to take once the deal is approved and closed? When will the merger truly be complete?
•	You will need to direct that question to AT&T.
40.	Does this mean BellSouth will now launch IPTV?
•	BellSouth will continue to make the necessary investments to upgrade our broadband network. BellSouth will also continue with its evaluation of both the technology and economic opportunities of IPTV. We will not change that course of direction in response to this deal. We will also continue our existing digital cable operations in our franchised communities as well as our strategic relationship with DirecTV.

•	With AT&T’s leadership in deploying next-generation IPTV services and BellSouth’s significant fiber deployment program, the merged company can bring IPTV to millions more Americans faster and more economically than BellSouth could have on its own. That means more effective competition for local cable monopolies.
41.	Does this mean BellSouth will change its plans for network enhancements?
•	No, we plan to continue to invest in our network by deploying fiber deeper into out network and implementing new technologies such as ADSL2+ and VDSL2.0. As we have stated previously, this will bring 12+ to 24+ Mbps of bandwidth to 50% of households in our footprint by the end of 2007, and 75% by the end of 2009.

•	Our architecture and technology plans are very similar to those of AT&T, and even get closer as technology matures. For example, we plan to move to VDSL2.0 once the standard version is available. So, there will obviously be some details that will change, but we don’t see anything that would be a significant change.
42.	Will AT&T be able to deploy/launch video on BLS network?
•	Given the similarities of our network architecture and technology plans, we have no reason to believe that AT&T can’t layer in video capabilities on BLS network.
43.	Is 24Mbps sufficient bandwidth for IPTV?
•	Our ADSL 2+ test results to date have been very positive. Both rate and reach exceeded our expectations. Over 85% of the households in the trial received more than 15 Mbps of bandwidth over a single pair, which when bonded would result in over 30 Mbps of bandwidth to the home. These results will improve as we move towards VDSL2 technology where we have shorter loops (<3,000 ft). At 3,000 feet we might anticipate 24Mbps on a single pair and 48Mbps with bonding

•	Fortunately, with today’s technology there are many ways to optimize bandwidth to create the best voice, data and video experience possible within the limits of the bandwidth we have available. HDTV requires an average of about 8 Mbps or less. SDTV averages 2 to 3 Mbps per channel. So, multiple SD or HD channels can easily be handled, while also providing, robust high speed data and a high quality voice service all at the same time. Today’s technology allows us to dynamically allocate bandwidth providing the flexibility to “burst” video as needed or to “burst” data speeds as needed.

•	Also in early 2007, an upgraded FTTC platform (GigE fed/IP aware) will be available. This platform will allow the delivery of 50 to 80 Mbps or better over a single pair bps and 100+ Mbps with bonding. Currently, we are at 1.3m homes passed with FTTC. We anticipate continuing to add 150k to 200k per year — actual annual increases are a function of new housing/community development starts.
44.	What about HomeZone?
•	Again, given the similarities of our network architecture and technology plans, we have no reason to believe that AT&T can’t layer in homezone capabilities on BLS network as well.
45.	BellSouth has higher pricing points for many of its mass market services. Will BellSouth begin to lower prices on any of it’s services to align with AT&T’s pricing structure
•	BellSouth will make pricing changes based solely on competitive dynamics of consumer and business market. Competition is the best regulator of price.
46.	How is your relationship with DirecTV affected by the merger with AT&T?
•	Each party has certain rights that could be exercised in the event of a change of control. These rights could result in no change to the current relationship, conversion of the relationship from exclusive to a non-exclusive terms or termination of the agreement.
47.	How much did you pay Qwest and sprint in 2005 for network access?
•	Out of region network service costs, excluding AT&T, were in the low hundreds of millions of dollars in 2005. Our terms of agreement with Qwest and Sprint do not allow us to disclose details. We anticipate using up our remaining purchase obligations within the next 12 months.
48.	How are you retaining “key-persons” in the midst of the merger?
•	Retention incentives have been and will continue to be a part of our strategy to retain key employees in key roles.

•	These retention incentives are designed to ensure that the company has the managerial resources it needs to continue its current operations and to strategically position the company for the proposed merger.

•	We have used incentives in the past to make sure that we would have the services of individuals critical to the company’s success

•	In addition, AT&T has agreed to provide BellSouth management employees with a severance plan, the terms of which have already been publicly disclosed. The severance plan will be maintained for two years after closing for employees who separate after closing and who separate for reasons other than for cause.
49.	Will you continue to hold conference calls and offer investors a full report on earnings?
•	Prior to the closing of the merger, we will conduct earnings calls and investor updates as we have done in the past. BellSouth’s responsibility to provide our investors a transparent and complete view of business results has not been removed with the announcement of our merger with AT&T.
Section 7: Impacts to CINGULAR
50.	How will Cingular be impacted?
•	Until the deal is closed, Cingular will continue to operate under the current management and governance structure. Post closing impacts will need to be addressed by AT&T. AT&T announced that the Cingular brand name will no longer be used at closing and that Cingular’s headquarters will remain in Atlanta.
Section 8: Employee/Labor Issues
51.	Will there be layoffs and operational closures? How many?
•	You will need to direct that question to AT&T.
52.	What effect will this have on existing agreements AT&T and BellSouth have with their unions?
•	This will have no direct impact on our existing union agreements. AT&T will assume all obligations under the BellSouth contract at closing.
53.	BellSouth union agreement is more flexible than AT&T, will these terms change to come in alignment?
•	This will have no direct impact on our existing union agreements. AT&T will assume all obligations under the BellSouth contract at closing.

Section 9: Miscellaneous Issues
54.	Where will the headquarters be located?
•	AT&T corporate Headquarters will be in San Antonio. AT&T will maintain a regional Headquarters in Atlanta and Cingular Headquarters will remain in Atlanta. Also, BellSouth state headquarters will be maintained.
We have included or incorporated by reference in this document forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth Corporation and are subject to significant risks and uncertainties and outside of our control.
The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger; the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T’s, BellSouth’s, and Cingular Wireless LLC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and each expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they become available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.